Consent of Independent Accountants

     We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 33-99960, No. 33-86019, No. 33-45147, No. 33-45146
and No. 333-16489) of Allied Healthcare Products, Inc. of our report dated August 13, 1997 appearing in the 1997 Annual Report to Shareholders of Allied Healthcare Products, Inc. on Form 10-K (which report and consolidated financial statements are included herein). We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page S-1 of this Form 10-K.



Price Waterhouse LLP


St. Louis, Missouri
September 25, 1997